Exhibit 16.1

June 23, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 18, 2020, to be filed by our former client, BRT Apartments Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,